Exhibit 99.2

NDR Energy Group
Projected Financial Statements
Income Statements

	For the Years Ended December 31,
	2009	2010	2011	2012

REVENUES	$42,877,000	$51,891,000	$71,000,000	$110,000,000

COST OF SALES	42,791,246	51,787,218	70,858,000	105,600,000

GROSS PROFIT	85,754	103,782	142,000	4,400,000

OPERATING EXPENSES:
General and administrative	145,000	158,000	272,000	450,000
Sales and marketing	—	—	1,400	160,000
Depreciation expense	—	1,527	2,800	4,000
Total operating expenses	145,000	159,527	276,200	614,000

INCOME (LOSS) FROM OPERATIONS	(59,246)	(55,745)	(134,200)	3,786,000

OTHER INCOME (EXPENSE):
Other income	1,200	—	—	—
Interest (expense)	—	(10,600)	(14,500)	17,500
Total other expense	1,200	(10,600)	(14,500)	17,500

NET INCOME (LOSS)	$(58,046)	$(66,345)	$(148,700)	$3,803,500

(1)

NDR Energy Group
Projected Financial Statements
Balance Sheets

ASSETS
	12/31/09	12/31/10	12/31/11	12/31/12

CURRENT ASSETS:
Cash	—	—	6,243	560,850
Accounts receivable	—	13,548,150	9,998,203	11,000,000
Other current assets	—	—
Total current assets		13,548,150	10,004,446	11,560,850

PROPERTY AND EQUIPMENT - net	—	11,567	8,951	65,000

OTHER ASSETS:
Investment from Universal Bioenergy, Inc.	—	250,000	250,000	502,000
Security deposits	—	3,520	3,416	6,500
Total other assets	—	253,520	253,416	508,500

TOTAL ASSETS	—	13,813,237	10,266,812	12,134,350

LIABILITIES AND MEMBER'S DEFICIT

CURRENT LIABILITIES:
Accounts payable	122	13,536,123	9,994,382	10,660,000
Related party payable	—	—	575,537	672,000
Lines of credit	—	12,304	7,850	7,850
Other current liabilities	7,000	7,000	4,250	3,500
Total current liablities	7,122	13,555,427	10,582,019	11,343,350

Long term notes payable	—	122,000	—	0

TOTAL LIABILITES	7,122	13,677,427	10,582,019	11,343,350

MEMBER'S EQUITY (DEFICIT):
Member's capital contributions	188,889	440,048	190,048	210,000
Accumulated deficit	(196,011)	(304,238)	(505,255)	581,000
Total member's deficit	(7,122)	135,810	(315,207)	791,000

TOTAL LIABILITIES AND MEMBER'S EQUITY (DEFICIT)	$—	$13,813,237	$10,266,812	$12,134,350